UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2008

WLG INC.
(Exact name of registrant as specified in its charter)

Delaware	333-113564	20-0262555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 East Algonquin Road
Suite 120
Schaumburg, IL 60173 USA
(Address of Principal Executive Offices/Zip Code)

(224) 653-2800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1..01 Entry into a Material Definitive Agreement.

On Februry 8, 2008, WLG Inc. (the “Company”), WLG (UK) Limited, the Company’s UK-operating subsidiary, and Bredbury Limited (the “Landlord”) entered into a Lease Agreement (the “Lease”), pursuant to which WLG (UK) is leasing from the Landlord approximately 4,000 square feet of office and 40,000 square feet of warehouse space in a facility located at Unit A, Site 1, Horsfield Way, Bredbury, Stockport in the United Kingdom (the “Premises”).

The Lease is for a term of ten years, commencing as of February 4, 2008. During the first two years of the lease, the annual rent is ₤100,170, plus VAT which is payable in advance on a quarterly basis in equal installments. The annual rent is subject to review on each of the second and fifth anniversaries, Febuary 2010 and February 2013, respectively, of the commencement of the Lease term. Pursuant to the terms of the Lease, on each of the review dates, the rent shall be revised to the then current open market rental rates, however any revised rent will not be less than the rent then in effect. As of the date of the Lease, the annual open market rental value of the Premises was ₤200,340. WLG (UK) received one year under the Lease rent free and WLG (UK) and the Landlord agreed to apply the rent free year by reducing the rent for the first two years of the Lease. If during the review of the rental rate on the second and fifth anniversies of the commencement of the Lease term, the parties are not able to agree on a revised rent, then an independent chartered surveyor in an administrative proceeding shall determine the open market rental value of the Premises.

Pursuant to the terms of the Lease, the Company is a guarantor of all of WLG (UK)’s obligations to the Landlord under the Lease. In the event of a breach of the Lease by WLG (UK) for failure to pay rent, the Landlord shall have the right to demand payment of such rent, plus any losses suffered as a result of the breach from the Company. In addition, in the event that the Lease is forefeited, or WLG (UK) ceases to exist or is liquidated (a “Trigger Event”), then the Landlord has the option of (1) requiring the Company to enter into a lease agreement with the Landlord for the remaining term of the Lease, or (2) requiring the Company to pay to the Landlord, on demand, the rent that would have been payable commencing on the date of the Trigger Event and ending on the earlier to occur of the one year anniversy of the Trigger Event and the date that the Landlord is able to re-let the Premises. The foregoing notwithstanding, the Company’s liability to make payments to the Landlord pursuant to the guarantee is limited to an amount no greater than three times the rent payable at the time of the breach or Trigger Event. Accordingly, using the current open market rental value of the Premises as stated in the Lease, the Company believes that the potential amount of future payments it may be required to make as a guarantor under the Lease, in the event of a breach by WLG (UK) or the occurrence of a Trigger Event, is approximately ₤600,000.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(b) The information required by this Item 2.03 is included by reference to the information provided in Item 1.01 above.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WLG INC.

Date: February 14, 2008	By:	/s/ Christopher Wood
Christopher Wood
Chief Executive Officer